Shareholder meeting (unaudited)

On May 18, 2009, an adjourned session of the Annual Meeting of the Shareholders of Income Securities Trust was held at 601 Congress Street, Boston, Massachusetts for the purpose of considering and voting upon the proposals listed below:

Proposal 1: Election of eleven Trustees to serve until their respective successors have been duly elected and qualified.

PROPOSAL 1 PASSED FOR ALL TRUSTEES ON MAY 18, 2009.
		WITHHELD
	FOR	AUTHORITY
James R. Boyle	7,052,704	352,785
James F. Carlin	7,143,183	262,306
William H. Cunningham	7,128,892	276,597
Deborah C. Jackson	7,126,368	279,121
Charles L. Ladner	7,131,790	273,699
Stanley Martin	7,134,723	270,766
Patti McGill Peterson	7,133,457	272,032
John A. Moore	7,135,268	270,221
Steven R. Pruchansky	7,143,594	261,895
Gregory A. Russo	7,144,372	261,117
John G. Vrysen	7,138,169	267,320

Proposal 2: To amend the Fund’s Declaration of Trust to divide the Board into three classes of Trustees and to provide for shareholder approval of each such class every three years.

Proposal 2 did not receive sufficient votes from the Fund’s shareholders.

For	4,535,325
Against	1,666,253
Withheld	177,377
Broker Non-Votes	1,026,534

Proposal 3: To adopt a new form of investment advisory agreement.

PROPOSAL 3 PASSED ON MAY 18, 2009.

For	5,833,486
Against	269,097
Withheld	255,162